Exhibit 5.1

150 Third Avenue South, Suite 2800

Nashville, TN 37201 (615) 742-6200

November 9, 2018

Board of Directors

BioScrip, Inc.

1600 Broadway, Suite 700

Denver, Colorado 80202

Re:	BioScrip, Inc. Employee Stock Purchase Plan

Ladies and Gentlemen:

We have acted as special counsel to BioScrip, Inc., a Delaware corporation (the “Company”) in connection with the Registration Statement on Form S-8 (the “Registration Statement”) being filed with the Securities and Exchange Commission (the “Commission”) on the date hereof for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), an additional 1,500,000 shares (the “Shares”) of the Company’s common stock, par value $.0001 per share (“Common Stock”), issuable under the Company’s Employee Stock Purchase Plan, as amended (the “Plan”).

We have examined originals, or certified or photostatic copies of such statutes, records, regulations, certificates of the officers of the Company and of public officials, and such other information as we have deemed necessary for purposes of rendering this opinion.

In stating our opinion, we have assumed: (i) that all signatures are genuine, all documents submitted to us as originals are authentic, and all documents submitted to us as copies conform to authentic original documents; (ii) that the parties to such documents have the legal right and power under all applicable laws, regulations and agreements to enter into, execute, deliver and perform their respective obligations thereunder; (iii) that upon issuance of the Shares, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue and (iv) that the Shares will be issued in accordance with the terms of the Plan.

On the basis of such review, but subject to the limitations expressed herein, we are of the opinion, as of the date hereof, that the Shares being registered by the Registration Statement will, when issued in compliance with the Plan and sold as contemplated under the Registration Statement, be legally issued, fully paid and non-assessable.

Our opinion herein is limited solely to the laws of the United States of America and the corporate laws of the State of Delaware, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect that such laws may have on the opinions expressed herein.  This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein. In rendering the opinion set forth herein, we have relied upon the documents provided by the Company as referenced above and have made no independent verification or investigation of factual matters pertaining thereto or to the Company.

This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur that could affect the opinions contained herein.  This opinion is for your benefit in connection with the Registration Statement.

This firm hereby consents to the filing of this opinion as an exhibit to the Registration Statement. This consent is not to be construed as an admission that we are a party whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Bass, Berry & Sims PLC

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